Exhibit H

(TRANSLATION)

JAPAN FINANCE CORPORATION FOR
MUNICIPAL ENTERPRISES LAW
(Law No. 83 of April 27, 1957)

CONTENTS

CHAPTER I	GENERAL PROVISIONS (Articles 1-8)

CHAPTER II	OFFICERS AND EMPLOYEES (Articles 9-18)

CHAPTER III	BUSINESS (Articles 19-22)

CHAPTER IV	JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES BONDS, ETC. (Articles 23-27)

CHAPTER V	ACCOUNTS (Articles 28-34)

CHAPTER VI	SUPERVISION (Articles 35-37)

CHAPTER VII	AUXILIARY PROVISIONS (Articles 38, 39)

CHAPTER VIII	PENAL PROVISIONS (Articles 40, 41)

AMENDMENTS

April 1, 1958	Law No. 49	July 20, 1973	Law No. 59

March 17, 1959	Law No. 19	May 15, 1976	Law No. 20

March 31,1960	Law No. 45	May 1, 1978	Law No. 38

June 30, 1960	Law No. 113	May 31, 1985	Law No. 44

March 30, 1961	Law No. 17	June 28, 1989	Law No. 48

March 28, 1962	Law No. 34	June 14, 1993	Law No. 63

May 16, 1962	Law No. 140	June 12, 1998	Law No. 101

March 28, 1964	Law No. 16	July 16, 1999	Law No. 87

March 31, 1965	Law No. 20	December 22, 1999	Law No. 160

June 30, 1967	Law No. 45	May 31, 2000	Law No. 99

April 30, 1970	Law No. 34	March 30, 2001	Law No. 9

June 15, 1972	Law No. 65	May 31, 2002	Law No. 56

June 15, 1972	Law No. 66	June 2, 2004	Law No. 76

CHAPTER I     GENERAL PROVISIONS

Article 1   (Objects)

1.   The object of Japan Finance Corporation for Municipal Enterprises shall be, for contributing to the sound operation of Municipal Enterprises, to finance local governments requiring stable funds of particularly low interest for Local Loans for their Municipal Enterprises, in order to thereby develop Municipal Enterprises of local governments and to contribute to the improvement of the welfare of local residents.

2.   The object of Japan Finance Corporation for Municipal Enterprises shall be, in addition to the provisions of the preceding paragraph, supplementing the financing provided by ordinary financial institutions, to finance local toll-road public corporations requiring long-term funds, for the purpose of promoting the construction of local principal roads implemented by local toll-road public corporations.

3.   The object of Japan Finance Corporation for Municipal Enterprises shall be, in addition to the provisions of the preceding two paragraphs, supplementing the financing provided by ordinary financial institutions, to finance local land-development public corporations requiring long-term funds, for the purpose of promoting the acquisition of land implemented by local land-development public corporations.

Article 2   (Definition of Terms)

     The following terms as used in this Law shall have the following meanings:

(1)	“Municipal Enterprises” shall mean, among the activities of local governments, those for which expenses are covered mainly by earnings derived from their operations and which are provided for in the Cabinet Order.

(2)	“Local Loans” shall mean local loans for Municipal Enterprises, which have been consented to at the consultation provided for in Article 5-3, Paragraph 1 of the Local Finance Law (Law No. 109 of 1948) or approved in accordance with the provisions of Article 5-4, Paragraph 1 or 3 of the same Law and for which Government funds are not provided.

Article 3   (Legal Personality)

     Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) shall be a juridical person.

Article 4   (Business Office)

     The Corporation shall have its office in Tokyo.

Article 5   (Capital)

1.   The capital of the Corporation shall be 2.4 billion (2,400,000,000) yen, all of which shall be provided by the Government from the Industrial Investment Special Account.

2.   The Government may, when deemed necessary, make an additional capital contribution to the Corporation within the limit of the amount appropriated in the budget.

3.   When a capital contribution specified in the immediately preceding paragraph is made by the Government, the Corporation shall increase its capital by the amount of this contribution.

Article 6   (Registration)

1.   The Corporation shall register as provided for in the Cabinet Order.

2.   The particulars to be registered in accordance with the provisions of the immediately preceding paragraph cannot be claimed against a third party before registration.

Article 7   (Limitation on Use of Name)

     No one other than the Corporation may use the name “Japan Finance Corporation for Municipal Enterprises” or any other similar name.

Article 8   (Application of the Civil Code)

     The provisions of Articles 44 (Juridical Person’s Capacity for Torts) and 50 (Domicile of Juridical Person) of the Civil Code (Law No. 89 of 1896) shall apply mutatis mutandis to the Corporation.

CHAPTER II     OFFICERS AND EMPLOYEES

Article 9   (Officers)

     The Corporation shall have as its officers a Governor, up to four (4) Executive Directors and an Auditor.

Article 10   (Functions and Powers of Officers)

1.   The Governor shall represent the Corporation and preside over its business.

2.   The Executive Directors shall represent the Corporation as provided for by the Governor, assist the Governor in managing the business of the Corporation, act on behalf of the Governor in case the Governor is prevented from discharging his/her functions and perform the functions of the Governor in case his/her position is vacant.

3.   The Auditor shall audit the business of the Corporation.

4.   The Auditor may, when deemed necessary, submit his/her opinions, based on the result of audit, to the Governor or the competent ministers.

Article 11   (Appointment of Officers)

1.   The Governor and Auditor shall be appointed by the competent ministers.

2.   The Executive Directors shall be appointed by the Governor with the approval of the competent ministers.

Article 12   (Term of Office of Officers)

1.   The term of office of the officers shall be four (4) years.

2.   The officers may be reappointed.

3.   In case the position of an officer has become vacant, an officer shall be appointed without delay to fill the vacancy. The term of office of the officer appointed to fill the vacancy shall be the remainder of that of his/her predecessor.

Article 13   (Ineligibility of Officers)

     No one who is an employee (excluding a part-time employee) of the Government or a local government may be an officer.

Article 14   (Prohibition of Officers’ Holding Concurrent Offices)

     No officer may be an officer of an association whose object it is to carry on an economic enterprise or him/herself engage in an economic enterprise.

Article 15   (Limitation on Power of Representation)

     The Governor or Executive Directors shall have no power of representation in respect of matters in which the interest of the Corporation and their own interest conflict with each other. In such cases, the Auditor shall represent the Corporation.

Article 16   (Appointment of Employees)

     The employees of the Corporation shall be appointed by the Governor.

Article 17   (Character of Officers and Employees as Public Service Personnel)

     The officers and employees of the Corporation shall be, in respect of the application of the provisions of the Penal Code (Law No. 45 of 1907) or any other penal provisions, regarded as personnel engaged in public service in accordance with laws and orders.

Article 18   (Standards for Retirement Allowances)

     The Corporation shall obtain the approval of the competent ministers prior to preparing the standards for retirement allowances for its officers and employees. The same shall apply to the alteration thereof.

CHAPTER III     BUSINESS

Article 19   (Scope of Business)

1.   In order to attain the object specified in Article 1, Paragraph 1 hereof, the Corporation shall conduct the following business:

(1)	To provide funds for Local Loans or to subscribe for bonds issued as Local Loans;

(2)	To provide funds for short-term loans of Municipal Enterprises; or

(3)	Business incidental to the business specified in the preceding two items.

2.   The Corporation may, in the case specified in Item (1) of the immediately preceding paragraph, provide funds prior to the consent specified in Article 5-3, Paragraph 1 of the Local Finance Law or the approval specified in Article 5-4, Paragraph 1 or 3 of the same Law only when there is a special need and when the consent or approval is considered certain within the limit of the amount of the Local Loans subject to the consent or approval.

3.   In order to attain the object specified in Article 1, Paragraph 2 hereof, the Corporation shall provide funds required for the construction of local principal roads implemented by local toll-road public corporations, and conduct other business incidental thereto.

4.   In order to attain the object specified in Article 1, Paragraph 3 hereof, the Corporation shall provide funds required for the projects which, though implemented by local land-development public corporations, are equal in substance to Municipal Enterprises and which are provided for in the Cabinet Order, and conduct other business incidental thereto.

Article 20   (Statement of Business Procedures)

1.   The Corporation shall, upon the commencement of its business, prepare a Statement of Business Procedures and obtain the approval for the Statement from the competent ministers. The same shall apply to the alteration thereof.

2.   The particulars to be stated in the Statement of Business Procedures specified in the immediately preceding paragraph shall be provided for in the Cabinet Order.

Article 21   (Entrustment of Business)

1.   The Corporation may, in case of a special need, entrust local governments with a part of its investigation business on loans.

2.   The Corporation may, with the approval of the competent ministers, entrust financial institutions with the business of making loans or collecting principal and interest payments or any other business concerning loans and collection, except, however, the decision to make loans.

Article 22   (Business Plan and Financial Program)

     The Corporation shall prepare a business plan and a financial program on a quarterly basis and set the maximum amount for the short-term borrowing as provided for in Article 30, Paragraph 1 hereof during the relevant quarter, and obtain the approval therefor from the competent ministers. The same shall apply to the alteration thereof.

CHAPTER IV     JAPAN FINANCE CORPORATION FOR
MUNICIPAL ENTERPRISES BONDS, ETC.

Article 23   (Issuance of Bonds)

1.   The Corporation may issue Japan Finance Corporation for Municipal Enterprises Bonds (hereinafter referred to in this chapter and Article 30 as the “JFM Bonds”) upon the approval of the competent ministers.

2.   Except for those provided for in the immediately preceding paragraph, the Corporation may issue the JFM Bonds pursuant to the Cabinet Order if it is necessary in order to deliver to those who have lost the JFM Bonds.

Article 24   (General Mortgage)

1.   A holder of the JFM Bonds (except those JFM Bonds, the claims of which are secured by the loan credit entrusted pursuant to Article 26, Paragraph 2 hereof) shall have the right to receive repayment of his/her claim with respect to the property of the Corporation in preference to other creditors.

2.   The preferential right specified in the immediately preceding paragraph shall rank next to after the general preferential rights under the Civil Code.

Article 25   (Entrustment of Issuance Business)

1.   The Corporation may, entrust Japanese or foreign banks, trust companies or securities firms with the whole or a part of the business concerning the issuance of the JFM Bonds.

2.   The provisions of Articles 309 to 311 (Rights and Duties of Bond Management Companies) of the Commercial Code (Law No. 48 of 1899) shall apply mutatis mutandis to the banks, trust companies or securities firms entrusted with the business concerning the issuance of the JFM Bonds in accordance with the provision of the immediately preceding paragraph.

Article 26   (Government Guarantee)

1.   Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Government Financial Aid to Juridical Persons (Law No. 24 of 1946), the Government may guarantee the obligations under the JFM Bonds issued pursuant to the provision of Article 23, Paragraph 1 hereof (except for the obligations on which the Government may enter into a guarantee agreement pursuant to the provision of Article 2 of the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953; in the following paragraph referred to us “Law Concerning Acceptance of Foreign Capital”); the same shall apply to Paragraph 3 hereof.) within the limit of the amount appropriated with the budget.

2.   Of the amount appropriated with the budget provided for in the immediately preceding paragraph, the amount with respect to the obligations under the JFM Bonds denominated in Japanese currency and issued in a foreign country may be appropriated as added up with the amount appropriated with the budget provided for in Article 2, paragraph 2 of the Law Concerning Acceptance of Foreign Capital, when it is difficult to separate those amounts from one another.

3.   In addition to the provision of Paragraph 1 hereof the Government may guarantee the obligations under the JFM Bonds issued by the Corporation pursuant to Article 23, Paragraph 2 hereof.

Article 26-2   (Trust of Loan Credit to Secure the JFM Bonds)

     For the purpose of securing the obligations under the JFM Bonds (except for those guaranteed by the Government pursuant to the immediately preceding Article), the Corporation may, upon an approval of the competent ministers, entrust a part of its loan credit to a trust company or any other financial institution approved under Article 1, Paragraph 1 of the Law Concerning Finance Institutions’ Concurrent Management of Trust Business, etc. (Law No. 43 of 1943) (in Paragraph 1, Item 1 of the immediately following article referred to as the “Trust Companies, etc.”).

Article 26-3   (Trust, etc. of the Loan Credit for Fund Procurement)

1.   In order to apply to resources of the fund necessary for its businesses, the Corporation may, with the approval of the competent ministers:

(1)	entrust a part of its loan credit to its Trust Companies, etc. and assign all or a part or all of the beneficiary interest therein;

(2)	assign a part of its loan credit to a special purpose company provided for in Article 2, Paragraph 3 of the Law Concerning Securitization of Assets (Law No. 105 of 1998), and/or

(3)	conduct actions pertaining to the actions specified in the above two Items.

2.   Unless the aggregate amount of the fund procured by the assignment of the beneficiary interest provided for in Item 1 of the immediately preceding paragraph and the loan credit provided for in Item 2 of the immediately preceding paragraph is within the limit of the amount appropriated by the Diet every business year, the Corporation may not assign such beneficiary interest or such loan credit pursuant to the provisions of Items 1 and 2 of the immediately preceding Paragraph.

Article 26-4   (Delegation, etc. of Business from the Trustee for the Trust)

1.   If the Corporation trusts or assigns its loan credit in accordance with the provisions of the immediately preceding two articles, it shall be delegated all of the collection of the principal and the interest of such loan credit and other business pertaining thereto from the trustee or the assignee.

2.   The Corporation may entrust a part of the business that the Corporation has been delegated pursuant to the immediately preceding article to a financial institution approved by the competent ministers as provided for in Article 21, Paragraph 2 hereof.

Article 27   (Mandate to Cabinet Order)

     In addition to the matters provided for in Article 23 thorough the immediately preceding article, matters that are necessary for application of those articles shall be provided for in the Cabinet Order.

CHAPTER V      ACCOUNTS

Article 28   (Budget and Settlement of Accounts)

     The Law Concerning the Budget and Settlement of Accounts of Public Corporations (Law No. 99 of 1951) shall apply to the budget and settlement of accounts of the Corporation.

Article 28-2   (Fund)

1.   The Corporation shall have a Fund for the Improvement of Operations of Municipal Enterprises (hereinafter referred to as the “Fund”) in order to contribute to the reduction of interest on Local Loans (which shall mean interest on funds provided in accordance with the provisions of Article 19, Paragraph 1, Item (1) hereof or Paragraph 2 of the same article; the same shall apply to Article 28-4).

2.   The Corporation shall, when it receives the Contributions specified in Article 32-2 of the Local Finance Law, add them to the Fund.

Article 28-3   (Separation of Accounts)

     Accounts of the Fund shall be kept separate from the general accounts as provided for in the Cabinet Order.

Article 28-4   (Administration of the Fund)

1.   The monies in the Fund shall be used for loans to local governments.

2.   Earnings from the loans specified in the immediately preceding paragraph or any other employment of the Fund shall be, as provided for in the Cabinet Order, used as compensation for the costs caused by the reduction of interest on Local Loans. If there remains a surplus after the reduction of the amount used as compensation for the costs caused by the reduction of interest on Local Loans from the earnings, such surplus shall be added to the Fund.

3.   The Fund shall not be disbursed. However, this shall not apply to the case where, if the earning amount specified in the immediately preceding paragraph is short of the necessary amount for compensation for the costs caused by the reduction of interest on Local Loans, the Fund is used to cover such shortage within the limit of the total of the amount added in accordance with the provisions of the immediately preceding paragraph and the amount contributed in the same business year as the shortage is incurred.

Article 29   (Payment into National Treasury)

1.   The Corporation shall pay any profits which remain after the settlement of profits and loss in each business year to the National Treasury by May 31 of the following business year.

2.   The payment into the National Treasury specified in the immediately preceding paragraph shall be the revenue of the Government in the preceding fiscal year in which the date specified in the immediately preceding paragraph falls.

3.   The methods of computation of profits specified in Paragraph 1 hereof, the procedures of the payment into the National Treasury specified in the same paragraph and the accounts to which the payment belongs shall be provided for in the Cabinet Order.

Article 30   (Short-term Borrowing)

1.   The Corporation may make a short-term borrowing form financial institutions specified by the Ordinances of competent ministries, within the limit of the amount equivalent to the limit amount designated in the budget for issuance of the JFM Bonds, less the aggregate amount of the JFM Bonds already issued (if such amount exceeds the maximum amount of the short-term borrowing provided for in Article 22 hereof, such maximum amount), if such short-term borrowings are necessary for management of fund-raising.

2.   The short-term borrowings specified in the immediately preceding paragraph shall be repaid within the business year in which such short-term borrowing is made.

3.   The Corporation shall not borrow funds except in the case specified in Paragraph 1 above.

Article 31   (Investment of Surplus Funds)

1.   The Corporation shall not invest any surplus funds incurred from its business operations except by way of:

(1)	Purchase of government bonds, local government bonds, government-guaranteed bonds (which shall mean the bonds of which the redemption of principal and interest payment is guaranteed by the Government) or bonds issued by banks, the Norinchukin Bank, the Shokochukin Bank or the Federation of Credit Associations which covers all Japan;

(2)	Deposit with the Trust Fund Bureau;

(3)	Deposit with Banks; or

(4)	Methods provided for in Ordinances of competent ministries as such shall correspond to the preceding three items.

2.   Investment of surplus funds by the methods provided for in the immediately preceding paragraph shall be done safely and efficiently.

Article 32   (Delivery of Funds)

     The Corporation may, when deemed necessary for its business, deliver the necessary funds in respect of loans to the financial institutions entrusted with business in accordance with the provisions of Article 21, Paragraph 2 hereof (hereinafter referred to as the “Trustee”).

Article 33   (Accounts Books)

     The Corporation shall, as provided for by the competent ministers, keep the necessary books to present properly the nature and content of the business and the condition of the business operations and accounts.

Article 34   (Audit by the Board of Audit)

     The Board of Audit may, when deemed necessary, audit the accounts of the Trustee in relation to the business entrusted.

CHAPTER VI     SUPERVISION

Article 35   (Supervision)

1.   The competent ministers shall supervise the Corporation.

2.   The competent ministers may, when deemed necessary for the enforcement of this Law, give the Corporation such orders concerning its business as are necessary for supervision.

Article 36   (Removal of Officers)

1.   The competent ministers shall remove any officer of the Corporation who comes under one of the items of Article 13 hereof.

2.   The competent ministers may remove any officer of the Corporation who comes under any of the following items.

(1)	Any officer of the Corporation who has violated this Law or orders issued in accordance with the provisions of this Law;

(2)	Any officer of the Corporation who has been convicted in a criminal case;

(3)	Any officer of the Corporation who has been adjudged to be subject to the commencement of bankruptcy procedure; or

(4)	Any officer of the Corporation who is mentally or physically incompetent to perform his/her duties.

Article 37   (Report and Inspection)

1.   The competent ministers may, when deemed necessary for the enforcement of this Law, have the Corporation or the Trustee submit a report or have their officials enter the office of the Corporation or that of the Trustee and inspect its condition of business or its registers, documents or other necessary materials, limited, however, in case of the Trustee, to the scope of its entrusted business.

2.   The official who makes the on-the-spot inspection in accordance with the provisions of the immediately preceding paragraph shall carry a certificate of identification and present the same to the party concerned.

3.   The on-the-spot inspection specified in Paragraph 1 above shall not be interpreted to be made for the purpose of a criminal investigation.

Article 37-2.   (Delegation of Authority)

1.   The competent ministers may, as may be provided for by the Cabinet Order, delegate a part of the authority to make on-the-spot inspections provided for in Paragraph 1 of the immediately preceding article to the Prime Minister.

2.   When the Prime Minister has made an on-the-spot inspection in accordance with the provision of Paragraph 1 of the immediately preceding article based on the delegation provided for in the immediately preceding paragraph, the Prime Minister shall promptly report to the competent ministers on the result thereof.

3.   The Prime Minister shall delegate the authority delegated to him/her in accordance with the provision of Paragraph 1 above and the authority under the provision of the immediately preceding paragraph to the Commissioner of the Financial Services Agency.

4.   The Commissioner of the Financial Services Agency may, as may be provided for by the Cabinet Order, delegate all or a part of the authority delegated to him/her in accordance with the provision of the immediately preceding paragraph to the Director General of a local finance bureau or a local finance branch bureau.

CHAPTER VII     AUXILIARY PROVISIONS

Article 38   (Competent Ministers, etc.)

     The competent ministers as used in this Law shall be the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance, and the Ordinances of competent ministries shall be those of the Ministry of Public Management, Home Affairs, Posts and Telecommunications Ordinances and those of Ministry of Finance Ordinances.

Article 39   (Pension)

1.   In the event that a public servant specified in Article 19 of the Pension Law (Law No. 48 of 1923) (hereinafter referred to in this article as a “public servant”) or a person who is regarded as a public servant specified in the same article of the same Law (hereinafter referred to in this article as a “person regarded as a public servant”) successively takes office as an employee of the Corporation, the phrase “who is successively in office as a public servant or a person regarded as a public servant” in Article 10, Paragraph 1 of the Supplementary Provisions of the Law for the Partial Amendment of the Pension Law (Law No. 77 of 1947; hereinafter referred to as “Law No. 77”) shall be, in applying the provisions of Article 10 of the Supplementary Provisions of Law No. 77, read as “who is successively in office as a public servant or a person regarded as a public servant or an employee of the Corporation”.

2.   In the event that the provisions of Article 10 of the Supplementary Provisions of Law No. 77 are applied mutatis mutandis to the provisions of any other laws, the provisions of Paragraph 1 of the said article read as provided for in the immediately preceding paragraph shall apply mutatis mutandis.

3.   In the event that a person who is actually in office as a public servant or a person regarded as a public servant at the establishment of the Corporation, successively takes office as an employee of the Corporation and further successively becomes a public servant or a person regarded as a public servant (including the case where one who is actually in office as a public servant or a person regarded as a public servant at the establishment of the Corporation is successively in office as a public servant or a person regarded as a public servant and further successively takes office as an employee of the Corporation and furthermore successively becomes a public servant or a person regarded as a public servant), the term of his/her office as an employee of the Corporation shall be, in computing the ordinary pension to be paid to such a public servant or a person regarded as a public servant, added to the term of his/her office as a public servant or a person regarded as a public servant.

4.   The provisions of Paragraph 1 above (including the cases where the provisions of Article 10, Paragraph 1 of the Supplementary Provisions of Law No. 77 read as provided for in Paragraph 1 above apply mutatis mutandis in accordance with the provisions of other laws) and the immediately preceding paragraph shall not apply to the person whose term of office as a public servant or a person regarded as a public servant before his/her taking office as an employee of the Corporation reaches the shortest necessary term for the ordinary pension.

5.   In applying or applying mutatis mutandis of the provisions of Article 64-2 of the Pension Law to a person to whom the provisions of Paragraph 3 above apply, his/her being employed as an employee of the Corporation shall be regarded as his/her rehiring.

6.   The Corporation shall, as provided for in the Cabinet Order, pay into the National Treasury or local governments the amount to be paid as a pension to the person who was an employee of the Corporation to whom the provisions of Paragraph 1 above (including the cases where the provisions of Article 10, Paragraph 1 of the Supplementary Provisions of Law No. 77 read as provided for in Paragraph 1 above apply mutatis mutandis in accordance with the provisions of other laws) and Paragraph 3 above should apply, or his/her bereaved family.

CHAPTER XIII     PENAL PROVISIONS

Article 40   (Penal Provisions)

     An officer of the Corporation who comes under one of the following items shall be liable to a non-penal fine not exceeding 30,000 yen:

(1)	When he/she has failed to obtain the approval of the competent ministers as required by this Law;

(2)	When he/she has neglected to register in violation of the Cabinet Order specified in Article 6, Paragraph 1 hereof;

(3)	When he/she has conducted any business other than those specified in Article 19 hereof and Paragraph 9 of the Supplementary Provisions below;

(4)	When he/she has employed surplus funds in violation of the provisions of Article 31 hereof; or

(5)	When he/she has disobeyed the orders of the competent ministers specified in Article 35, Paragraph 2 hereof.

Article 41

     Anyone who uses the name “Japan Finance Corporation for Municipal Enterprises” or any other similar name in violation of the provisions of Article 7 hereof shall be liable to a non-penal fine not exceeding 10,000 yen.

(TRANSLATION)

CABINET ORDER FOR
JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES LAW
(Cabinet Order No. 79 of April 27, 1957)

AMENDMENTS

April 13, 1959	Cabinet Order No. 121	June 7, 1985	Cabinet Order No. 168

July 19, 1960	Cabinet Order No. 213	August 9, 1988	Cabinet Order No. 240

February 15, 1962	Cabinet Order No. 23	June 14, 1989	Cabinet Order No. 171

November 29, 1963	Cabinet Order No. 369	April 1, 1993	Cabinet Order No. 127

June 1, 1967	Cabinet Order No. 126	August 4, 1993	Cabinet Order No. 273

April 30, 1970	Cabinet Order No. 103	July 1, 1994	Cabinet Order No. 220

February 21, 1972	Cabinet Order No. 18	July 7, 1999	Cabinet Order No. 222

July 17, 1972	Cabinet Order No. 284	June 7, 2000	Cabinet Order No. 304

March 20, 1975	Cabinet Order No. 41	March 30, 2001	Cabinet Order No. 145

April 18, 1977	Cabinet Order No. 97	December 6, 2002	Cabinet Order No. 363

May 1, 1978	Cabinet Order No. 154	March 28, 2003	Cabinet Order No. 122

July 8, 1983	Cabinet Order No. 157	March 17, 2004	Cabinet Order No. 41

The Cabinet established this Cabinet Order in accordance with the provisions of Article 2, Item (1), Article 20, Paragraph 2 and Article 27 of Japan Finance Corporation for Municipal Enterprises Law.

Article 1   (Scope of Municipal Enterprises)

     The business to be provided for by the Cabinet Order specified in Article 2, Item (1) of Japan Finance Corporation for Municipal Enterprises Law (hereinafter referred to as the “Law”) shall be as follows:

(1)	Water supply projects;

(2)	Industrial water supply projects;

(3)	Transportation projects;

(4)	Electricity supply projects;

(5)	Gas supply projects;

(6)	Harbor improvement projects (which shall be limited to reclamation projects and projects to lease cargo-handling machines, barracks, warehouses, timber-yards, and pilot boats);

(7)	Hospital projects;

(8)	Nursing care service projects;

(9)	Market projects;

(10)	Slaughterhouse projects;

(11)	Recreation facilities projects;

(12)	Toll-road projects;

(13)	Parking projects;

(14)	Among land construction projects for regional development, construction projects of littoral industrial areas and other littoral areas, inland industrial areas, distribution business areas, lots to be used for offices, shops, etc. and housing areas (including land for facilities in connection with the above), and land construction projects for housing concerned with land division adjustment projects;

(15)	Public and regional sewerage projects;

(16)	Urban area revival projects;

(17)	Public housing projects; and

(18)	Industrial waste disposal projects.

Article 1-2   (Projects to be provided for in Cabinet Order specified in Article 19, Paragraph 4 of the Law)

     The projects to be provided for in Cabinet Order specified in Article 19, Paragraph 4 of the Law shall be harbor improvement projects (which shall be limited to reclamation projects) and construction projects of littoral and inland industrial areas, distribution business areas and lots to be used for offices, shops, etc. for regional development.

Article 2   (Particulars to be stated in the Statement of Business Procedures)

     The particulars to be stated in the Statement of Business Procedures specified in Article 20, Paragraph 2 of the Law shall be as follows:

(1)	Matters concerning providing funds:

(a)	the party to be provided funds;

(b)	business requiring to be provided funds;

(c)	use of funds;

(d)	limitation on amount of funds;

(e)	method of providing funds;

(f)	interest rate;

(g)	maturity;

(h)	method of redemption; and

(i)	matters required in connection with providing funds, in addition to the matters specified in the provisions (a) through (h) above;

(2)	Matters concerning entrustment of business;

(a)	scope of entrustment;

(b)	commission of entrustment;

(c)	expenses concerning entrusted business;

(d)	duties of the trustee; and

(e)	matters required concerning entrustment of business, in addition to the matters specified in the provisions (a) through (d) above.

Article 3   (Kinds of the JFM Bonds)

     1.   The JFM Bonds (excluding those provided for in the following paragraph) shall be in bearer form with interest coupons or without interest coupons.

     2.   The foreign JFM Bonds (which mean the JFM Bonds that are issued outside Japan; the same shall apply hereinafter) shall be in bearer form or in registered form with interest coupons or without interest coupons.

Article 4   (Method of Issue of the JFM Bonds)

     The JFM Bonds shall be issued through offering.

Article 5   (Subscription Form of the JFM Bonds)

     1.   Anyone who will subscribe for the JFM Bonds shall indicate the number of the bonds to subscribe for and his/her address on the subscription form thereof, and he/she shall sign it or indicate his/her name and affix his/her seal thereupon.

     2.   Anyone who will subscribe for the JFM Bonds to which the Law Concerning Book-Transfer of Corporate and Other Debt Securities (Law No. 75 of 2001; hereinafter referred to as the “Book-Transfer Law”) shall apply (such JFM Bonds being referred to as the “Book-Transfer JFM Bonds” in Paragraph 2 of the following article) shall indicate on the subscription form thereof the account for book-transfer of such JFM Bonds established on his/her own behalf (hereinafter referred to as the “Book-Transfer Account” in Paragraph 2 of such article) in addition to the matters provided for in the immediately preceding paragraph.

     3.   The subscription form of the JFM Bonds shall be prepared by Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) and the matters to be entered in the subscription form shall be as follows:

(1)	name of the JFM Bonds;

(1)-2	aggregate amount of the JFM Bonds;

(2)	principal amount of each JFM Bonds;

(3)	interest rate of the JFM Bonds;

(4)	method and date of redemption of the JFM Bonds;

(5)	method and date of payment of interest on the JFM Bonds;

(6)	issue price of the JFM Bonds;

(7)	if the Book-Transfer Law shall apply, indication to such effect;

(8)	if the Book-Transfer Law shall not apply, indication to the effect that the JFM Bonds shall be in bearer form or in registered form, and with interest coupons or without interest coupons;

(9)	measures to be taken in case that the subscribed amount exceeds the aggregate amount of the JFM Bonds;

(10)	trade name of the company, if any, to which the offering or administration of the JFM Bonds has been entrusted; and

(11)	trade name of the registration agency provided for in the Law Concerning Registration of Bonds, etc. (Law No. 11 of 1942).

     4.   In the event that the loan credit of the Corporation is trusted to trust companies, etc. (which means the Trust Companies, etc. provided for in Article 26-2 of the Law; the same shall apply in this paragraph) for the purpose of securing the obligations under the JFM Bonds pursuant to the said article of the Law, in addition to the matters provided for in each item of Paragraph 2 above, the following matters shall be entered in the subscription form of such secured JFM Bonds (hereinafter referred to as the “JFM Bond Secured by Loan Credit”):

(1)	trade name of the Trust Companies, etc. as the trustee of such trust; and

(2)	indication of summary of loan credit entrusted as a security.

Article 6   (Underwriting of the JFM Bonds)

     1.   No provisions specified in the immediately preceding article shall apply to the JFM Bonds which the National Government or a local government will underwrite or the company to which the offering of the JFM Bonds has been entrusted will underwrite by itself.

     2.   In the case of the immediately preceding paragraph, the National Government or local government which underwrites the Book-Transfer JFM Bonds or the company to which the offering of the Book-Transfer JFM Bonds has been entrusted shall notify the Corporation of the Book-Transfer Account upon underwriting.

Article 7   (Exceptions concerning Issue of the JFM Bonds)

     In the event that the aggregate amount of the JFM Bonds which have already been subscribed for does not reach the total principal amount thereof, the aggregate amount of the JFM Bonds which have already been subscribed for shall be, if such issue of the JFM Bonds has been authorized on the subscription form of the JFM Bonds, the aggregate amount of the JFM Bonds to be issued.

Article 8   (Payment of Subscription Monies of the JFM Bonds)

     The Corporation, on completion of the offering of the JFM Bonds, without delay, shall request the payment of the subscription monies of each JFM Bond.

Article 9   (Issue of the JFM Bonds)

     1.   The Corporation shall issue the JFM Bonds, without delay, upon the payment specified in the immediately preceding article, except, however, where the provisions of the Book-Transfer Law shall apply to the JFM Bonds or where the person who will subscribe for or underwrite the JFM Bonds, upon the payment or underwriting thereof, makes an application for registering the JFM Bonds in accordance with the provisions of the Law Concerning Registration of Bonds, etc.

     2.   On each of the JFM Bonds, the matters specified in Article 5, Paragraph 3, Items (1) through (5) and Items (8), (10) and (11) (or, in the case of the JFM Bonds Secured by Loan Credit, such matters and the matter specified in Article 5, Paragraph 4, Item (1)) and serial numbers shall appear, and the Governor of the Corporation shall affix his/her name and seal thereto.

Article 10   (Original Register of the JFM Bonds)

     1.   The Corporation shall keep the original Register of the JFM Bonds at its office.

     2.   The original Register of the JFM Bonds shall include the following:

(1)	date of issue of the JFM Bonds;

(2)	total number of the JFM Bonds (or, if the provisions of the Book-Transfer Law shall not apply, total and serial number of the JFM Bonds);

(3)	matters specified in Article 5, Paragraph 3, Items (1) through (5) and Items (7), (8) (10) and (11) (or, in the case of the JFM Bonds Secured by Loan Credit, such matters and the matters specified in Article 5, Paragraph 4, Items (1) and (2)); and

(4)	matters concerning payment of the principal and interest.

Article 11   (JFM Bonds with Missing Coupons)

     1.   The Corporation, upon redemption of the JFM Bonds with interest coupons, may deduct the amount equal to the missing coupons from the redemption price, except, however, the coupons already exercised.

     2.   The Corporation shall pay the deducted amount, upon demand, to the couponholders in the foregoing paragraph in exchange for the coupon.

Article 11-2   (Exception of the Foreign JFM Bonds)

     Notwithstanding the provisions of Articles 4 through 11, the laws and customs of the place of issue of the foreign JFM Bonds may be applied to the issue of the foreign JFM Bonds, to the Register of the foreign JFM Bonds, to the redemption of the foreign JFM Bonds, the coupons of which is and to the payment to the holder of such missing coupons.

Article 12   (Approval of Issue of the JFM Bonds)

     1.   When the Corporation wishes to obtain approval for issuance of the JFM Bonds (excluding the foreign JFM Bonds; the same shall apply in this article) pursuant to the provisions of Article 23, Paragraph 1 of the Law, the application form for such approval sating the following matters shall be submitted to the authorized ministers no later than one month before the offering date of such JFM Bonds:

(1)	reasons for the necessity of the issue of the JFM Bonds;

(2)	matters specified in Article 5, Paragraph 3, Items (1) through (8) and Item (11);

(3)	method of offering of the JFM Bonds;

(4)	estimated amount of expenses required for the issue of the JFM Bonds; and

(5)	matters to be indicated on the JFM Bonds in addition to the foregoing Item (2).

     2.   The following documents shall be attached to the said application:

(1)	subscription form of the JFM Bonds to be prepared;

(2)	document stating the use of proceeds to be procured through the issue of the JFM Bonds; and

(3)	document stating the expected underwriting of the JFM Bonds.

Article 12-2

     In the event that the Corporation wishes to obtain approval for issuance of the foreign JFM Bonds pursuant to the provisions of Article 23, Paragraph 1 of the Law, the Corporation shall, pursuant to the directions of the authorized ministers, submit to the authorized ministers an application form for such approval stating the following matters, together with the documents stating the use of the proceeds to be procured through the relevant issue of the foreign JFM Bonds and any other document required in connection with the issue thereof as specified by the authorized ministers:

(1)	reasons for the necessity of the issue of the foreign JFM Bonds;

(2)	matters specified in Article 5, Paragraph 3, Items (1) through (6);

(3)	kinds of the foreign JFM Bonds;

(4)	method of issue of the foreign JFM Bonds;

(5)	estimated amount of the expenses for the issue of the foreign JFM Bonds; and

(6)	matters to be indicated on the foreign JFM Bonds in addition to the foregoing Item (2).

Article 12-3   (Issue of Replacement Bonds specified in Article 23, Paragraph 2 of the Law)

     1.   The issue of the JFM Bonds in accordance with the provisions of Article 23, Paragraph 2 of the Law shall be limited to the issue of the foreign JFM Bonds.

     2.   The issue of the foreign JFM Bonds pursuant to the preceding Paragraph 1 may be implemented only if a person who has had his/her foreign JFM Bonds stolen, destroyed or lost requests the Corporation to deliver such foreign JFM Bonds again, and a person whom the Corporation deems appropriate confirms the serial number of such stolen, destroyed or lost foreign JFM Bonds and evidence that they have been stolen, destroyed or lost is submitted to the Corporation. In such event, the Corporation will, if necessary, collect a guarantee letter which is deemed to ensure that if the Corporation redeem or purchase for cancellation the stolen, destroyed or lost foreign JFM Bonds, or pay the interest of the coupons attached to such foreign JFM Bonds, a person whom the Corporation and the Government as the guarantor of the Corporation deem appropriate should indemnify the Corporation for the amount equivalent to the amount of redemption price or purchase price, or the amount of the interest of the coupons.

Article 13   (Handling of Business concerning Guarantee by the National Government with respect to the Foreign JFM Bonds)

     A Japanese or foreign bank, trust company or securities firms appointed by the Minister of Finance may handle the authentication or any other business with respect to the guarantee by the Government of the obligations under the foreign JFM Bonds pursuant to the provisions of Article 2, Paragraphs 2 or 3 of the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953), or Article 26 of the Law.

Article 13-2   (Mandate to Ordinances of Authorized Ministries)

     In addition to those so provided for in Articles 3 through 13 above, the matters being required with respect to the Foreign JFM Bonds shall be prescribed in the Ordinances of authorized ministries.

Article 14   (Accounts of Fund)

     The Corporation shall keep the accounts of the Fund for the Improvement of Operations of Municipal Enterprises (hereinafter referred to as the “Fund”) from the general accounts, and organize the accounts to clarify the following matters:

(1)	receipt of the contributions specified in Article 28-2, Paragraph 2 of the Law;

(2)	addition of the surplus into the Funds specified in Article 28-4, Paragraph 2 of the Law; and

(3)	disbursement of the Funds specified in the proviso of Article 28-4, Paragraph 3 of the Law.

Article 15   (Earnings Applied to Subtraction of Interest on Local Loans, etc.)

     The earnings specified in Article 28-4, Paragraph 2 of the Law shall be the amount computed by subtracting the expenses for direct administration of the Fund, from the aggregate amount of the balance of the Fund on each day in the Fiscal Year which shall be divided by the number of the days therein and thereafter multiplied by the operating interest rate of the funds of the Corporation to be contributed to Local Loans (excluding those the issue of which was approved before 1969 here and hereinafter). The expenses specified in the same paragraph shall be the amount computed by multiplying the aggregate amount of the balance on each day in the Fiscal Year of the funds for Local Loans the interest of which has been subtracted which shall be thereafter divided by the number of days therein by the rate provided for by the competent ministers.

Article 15-2   (Reserve for Covering Interest Loss)

     1.   In the event that the Corporation makes a loan with reduced interest (hereinafter referred to as the “Loan with Reduced Interest” in this article), the Corporation shall reserve the amount calculated pursuant to the provisions of the Ordinances of competent authorities of the amount of interest to be reduced with respect to the relevant Loan with Reduced Interest as the reserve for covering interest loss in the business year in which such Loan with Reduced Interest is made.

     2.   In the event that the Corporation changes the interest rate on the Loans with Reduced Interest, or in any other event provided for in the Ordinances of competent authorities whereby the reserve for covering interest loss set forth in the immediately preceding paragraph needs to be increased or decreased, the Corporation shall reserve in addition to, or reduce from, the reserve for covering interest loss set forth in the immediately preceding paragraph, the amount calculated pursuant to the provisions of the Ordinances of competent authorities in the relevant business year in accordance with the provisions of the Ordinances of competent authorities.

     3.   The Corporation shall write off such amount calculated pursuant to the provisions of the Ordinances of competent authorities as deemed necessary to appropriate to reduction of interest on the Loans with Reduced Interest, from the reserve for covering interest loss set forth in Paragraph 1 above in each business year.

     4.   The reserve for covering interest loss set forth in Paragraph 1 above shall not be written off except for the cases provided for in Paragraphs 1 and 2 above; provided, however, that it may be written off with the consent of the competent ministers thereto.

Article 16   (Loss Reserve for Renewal of Bonds)

     1.   In the event that any profits are made in the Fiscal Year by renewal of the JFM Bonds already issued, the Corporation shall, in each Fiscal Year, reserve as the loss reserve for renewal of bonds, the amount which has been given the consent of the competent ministers, up to the amount equal to 12.5% of the aggregate amount at the end of the related Fiscal Year of the loans made by JFM and the subscription by JFM for Local Loans.

     2.   The loss reserve for renewal of bonds in the immediately preceding paragraph may not be reduced, except that it may be appropriated to the compensation for the losses caused by renewal of the JFM Bonds already issued. In case the consent of the competent ministers are given, this will not apply.

     3.   The methods of computation of the amounts of the profits or losses specified in the immediately preceding two paragraphs shall be provided for by the Ordinances of competent authorities.

Article 17   (Delegation of Authority to the Prime Minister)

     The Authority of the competent ministers to make on-the-spot inspections under Article 37, Paragraph 1 of the Law which relate to the management of risk of loss related to the business of the Corporation shall be delegated to the Prime Minister; provided, however, that the competent ministers may exercise such authority by themselves.

Article 18   (Delegation of Authority to the Director General of Local Finance Bureau)

     1.   The authority delegated to the Commissioner of the Financial Services Agency under Article 37-2, Paragraph 3 shall be delegated to the Director General of the Kanto Local Finance Bureau; provided, however, that the Commissioner of the Financial Services Agency may exercise such authority by him/herself.

     2.   The authority provided for in the immediately preceding paragraph which relates to any office of the Trustee provided for in Article 37, Paragraph 1 of the Law (hereinafter referred to as “Trustee’s Office” in this article) may be exercised by the Director General of the local finance bureau which has control over the location of such Trustee’s Office (or, if such location is under the control of the Fukuoka Local Finance Branch Bureau, the Director General of the Fukuoka Local Finance Branch Bureau) as well as the Director General of the Kanto Local Finance Bureau.

     3.   The Director General of a local finance bureau or the Fukuoka Local Finance Branch Bureau which has made an on-the-spot inspection in accordance with the provisions of the immediately preceding paragraph may make an on-the-spot inspection in an office of the Corporation or another Trustee’s Office, when he/she deems that such on-the-spot inspection is necessary.

Article 19   (Competent Ministers, etc.)

     The competent ministers as used in this Cabinet Order shall be the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance, and the Ordinances of Competent Authorities shall be Ordinances of the Ministry of Public Management, Home Affairs, Posts and Telecommunications and the Ministry of Finance.

SUPPLEMENTARY PROVISIONS   (Cabinet Order No. 145 of March 30, 2001)

Article 1   (Effective Date)

     This Cabinet Order shall become effective as of the date of its promulgation.

Article 2   (Transitional Measures Concerning the Reserve for Covering Interest Loss)

     The provisions of Article 15-2, Paragraph 1 of the Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law after amendment (hereinafter referred to as the “New Cabinet Order” in the following article) shall apply to the loans with reduced interest made by the Corporation on and after April 1, 2001 (hereinafter referred to as the “Loan with Reduced Interest”) in the following article).

Article 3

     1.   The Corporation shall reserve the amount provided for in the Ordinances of competent authorities from the aggregate amount of interest to be reduced with respect to the Loans with Reduced Interest made before March 31, 2001 as the reserve for covering interest loss provided for in Article 15-2, Paragraph 1 of the New Cabinet Order in each business year from 2001.

     2.   The provisions of Article 15-2, Paragraph 2 of the New Cabinet Order shall not apply to the Loans with Reduced Interest set forth in the immediately preceding paragraph until the business year provided for in the Ordinances of competent authorities.

     3.   With respect to the application of the provisions of Article 1, Paragraph 2 of the Cabinet Order Concerning Payment into National Treasury by Public Corporations (Cabinet Order No. 162 of 1951) until the business year provided for in the Ordinance of competent authorities referred to in the immediately preceding paragraph, “Article 15-2, Paragraph 1 or 2” in Item (3) of the said paragraph shall be read as “Article 15-2, Paragraph 1 or 2 or Article 3, Paragraph 1 of the supplementary provisions of the Cabinet Order for Partial Amendment to the Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law (Cabinet Order No. 45 of 2001)”, and “Article 16, Paragraph 1 of the said Cabinet Order” shall be read as “Article 16, Paragraph 1 of the Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law”.

(SUMMARY TRANSLATION)*

EXCERPTS

FROM

LAW CONCERNING SPECIAL MEASURES WITH RESPECT TO
ACCEPTANCE OF FOREIGN CAPITAL FROM INTERNATIONAL BANK FOR
RECONSTRUCTION AND DEVELOPMENT, ETC.

(Law No. 51 of July 4, 1953)

AMENDMENTS

March 31, 1965	Law No. 20	December 5, 1997	Law No. 108

March 31, 1965	Law No. 36	April 23, 1999	Law No. 35

June 2, 1976	Law No. 49	June 11, 1999	law No. 73

December 18, 1979	Law No. 65	July 30, 1999	Law No. 117

December 25, 1984	Law No. 87	December 22, 1999	Law No. 160

December 4, 1986	Law No. 93	June 18, 2003	Law No. 92

Article 2    (Guarantee of Obligations in Foreign Currency)

1.    Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Government Financial Aid to Juridical Persons (Law No. 24 of 1946), the Government may guarantee the obligations with respect to the borrowings payable in foreign currency by any of the corporations enumerated below, pursuant to the agreement for the borrowing of funds from the International Bank for Reconstruction and Development and financial institutions of foreign governments (more than half of the capital contribution to which is made by foreign governments, and those prescribed by Cabinet Order) (hereinafter referred to as “International Bank for Reconstruction and Development, etc.”) within the limit of the amount provided in the budget (in case it is difficult to determine the amount for each of the corporations, the amount equal to the aggregate amount to be guaranteed; in this case, as well as in the following paragraph, such aggregate amount.)

(1)	Japan Highway Public Corporation

(2)	Metropolitan Expressway Public Corporation

(3)	Other corporations provided for by Cabinet Order

*  Provisions that are relevant only to other special public corporations have been omitted.

2.    Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Government Financial Aid to Juridical Persons, the Government may guarantee the obligations with respect to the bonds issued by any of the corporations enumerated below or by local governments payable in foreign currency (with respect to the bonds issued by local governments, limited to those prescribed by Cabinet Order; hereinafter referred to as the “Bonds in Foreign Currency”) within the limit of the amount provided in the budget:

(1)	Development Bank of Japan

(2)	Japan Bank for International Cooperation

(3)	and (4) Deleted

(5)	Local governments

(6)	In addition to those enumerated in each of the preceding items, from among the corporations enumerated below, those prescribed by Cabinet Order:

a.	the corporations whose budget requires resolutions of the Diet pursuant to provisions of statutes.

b.	from among the corporations organized under special laws (excluding those provided in a. above) none of whose capital investment is held by any person other than the State, the corporations provided in a. above and/or local governments, those which are permitted by special laws to issue bonds.

3.    The Government may, in addition to the cases provided in the preceding paragraph, guarantee the obligations under the Bonds in Foreign Currency issued for the purpose of delivering them to the persons who have lost their Bonds in Foreign Currency.

Article 3    (Issuance of Debt Securities, etc.)

2.    The corporations enumerated in each of the items of Article 2, Paragraphs 1 and 2 may, unless otherwise provided in any other laws, entrust to any foreign bank, trust company or securities firm all or part of the business concerning the issuance and redemption of, and the payment of interest on deliverable bonds (bonds for delivery to the International Bank for Reconstruction and Development, etc. pursuant to the agreement for borrowing of foreign currency fund from such banks, hereinafter the same) or the Bonds in Foreign Currency (with respect to the Bonds in Foreign Currency, limited to those guaranteed by the Government pursuant to Article 2, Paragraph 1, 2 or 3; the same shall apply in this Paragraph) or all or part of the business concerning any other matters of deliverable bonds or the Bonds in Foreign Currency, after obtaining the approval of the competent ministers as prescribed by Cabinet Order.

3.    The competent ministers referred to in the preceding paragraph shall consult with the Minister of Finance before the approval referred to in the same paragraph.

Article 5    (Exemption from Tax with Respect to Interest, etc.)

1.    No tax or any other public charges shall be imposed with respect to interest and premiums on redemption (the excess of the amount received in redemption over the issue price; hereinafter the same shall apply in this Paragraph) of deliverable bonds issued by the corporations enumerated in each of the items of Article 2, Paragraph 1 and relating to agreements for borrowing of funds from the International Bank for Reconstruction and Development, etc. as well as Bonds in Foreign Currency issued by any of the corporations enumerated in each of the items of Article 2, Paragraph 2 and guaranteed by the Government pursuant to the provisions of Article 2, Paragraph 2 or 3 (hereinafter referred to as the “Bonds”); provided, however, that this shall not apply to such interest or premiums on redemption received by residents provided in Article 2, Paragraph 1, Item (3) of the Income Tax Law (Law No. 33 of 1965), domestic corporations provided in Article 2, Item (3) of the Corporation Tax Law (Law No. 34 of 1965) and any other persons who are prescribed by Cabinet Order as similar thereto.

SUPPLEMENTARY PROVISIONS

2.    Until otherwise determined, notwithstanding the provisions of Article 5, Paragraph 1 (excluding the proviso thereof), the imposition of income tax in connection with the interest payment on the Bonds provided for in the same Paragraph (limited to those issued outside of the jurisdiction of the Income Tax Law (Law No. 33 of 1965) (hereinafter referred to as “outside of Japan”) and whose interest payment is made outside of Japan) shall be governed by the Income Tax Law and the Special Taxation Measures Law (Law No. 26 of 1957).

CERTIFICATE

     We, attorneys-at-law, do hereby certify that attached hereto are true and correct English translations of the following law, order and excerpts from law and that these law, order and excerpts are in full force and effect as of the date hereof:

(a)	Japan Finance Corporation for Municipal Enterprises Law (Law No. 83 of April 27, 1957);

(b)	Cabinet Order for Japan Finance Corporation for Municipal Enterprises Law (Cabinet Order No.79 of April 27, 1957); and

(c)	Excerpts from Law Concerning Special Measures with Respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No.51 of July 4, 1953) (Art.2, par.2 and par.3 of Art.3, par.1 of Art.5 and par.2 of Supplementary Provisions).

     IN WITNESS WHEREOF, we have hereunto set our hand this 1st day of April, 2005.

NAGASHIMA OHNO & TSUNEMATSU

/s/ Nagashima Ohno & Tsunematsu